EXHIBIT 4.1
DESCRIPTION OF COMMON STOCK
The following summary description sets forth some of the general terms and provisions of the common stock, par value $0.01 per share (the “Common Stock”), of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”). Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our Common Stock, you should refer to the provisions of our Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Designation for our Series A Junior Participating Preferred Stock (collectively, our “charter”), our Amended and Restated By-Laws (our “bylaws”), and the stockholder rights agreement, dated as of January 27, 2025, by and between the Company and Computershare Trust Company, N.A. (the “Rights Agent”), as amended on March 20, 2025 (the “Rights Agreement”), between the Company and the Rights Agent.

General
Under our charter, we are authorized to issue 100,000,000 shares of our Common Stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.
Holders of our Common Stock are entitled to one vote per share.
Each of our directors is elected by an affirmative vote of a plurality of the votes properly cast with respect to such director. Vacancies on the board of directors may be filled by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders.
Subject to any preferential rights of any then outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our Common Stock, the holders of our Common Stock will be entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available for the payment of dividends. Our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, and holders of any then outstanding preferred stock, our remaining assets will be distributed ratably among the holders of shares of Common Stock on a per share basis. In the event of a merger or consolidation with or into another entity, holders of each share of Common Stock will be entitled to receive the same per share consideration.
Anti-Takeover Provisions of the Delaware Law and Our Governing Documents
Delaware Law
We are subject to Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination”
transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:
•prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three-year period.
A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Common Stock, and may also limit the price that investors are willing to pay in the future for our Common Stock.
Undesignated Preferred Stock
Our charter authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more classes or series. Prior to issuance of shares of each series, our board of directors is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our board of directors could authorize the issuance of additional shares of preferred stock that have priority over our Common Stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Special Meetings of Stockholders; Stockholder Action
A special meeting of our stockholders may be called only by the Chairman of the board, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the board of directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Our bylaws provide that our stockholders may not take action by written consent.
Amendment of Certificate of Incorporation and Bylaws
Our charter may be amended in accordance with the DGCL. Our bylaws may be amended by the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present. Our bylaws may also be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.
Forum Selection
Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the foregoing provisions of our bylaws.

Preferred Stock Purchase Rights
In response to a tender offer (the “Offer”) announced by QXO, Inc. and certain of its affiliates (“QXO”) on January 27, 2025 to purchase all of the Common Stock, the board of directors (the “Board”) of the Company adopted a stockholder rights agreement and declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, to stockholders of record at the close of business on February 7, 2025 (the “Record Date”). Each Right entitles its holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), of the Company at an exercise price of $640.00 per Right, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.
The Rights. The Rights will attach to any shares of Common Stock that become outstanding after the Record Date and prior to the earlier of the Distribution Time (as defined below) and the Expiration Time (as defined below), and in certain other circumstances described in the Rights Agreement.
Until the Distribution Time, the Rights are associated with Common Stock and evidenced by Common Stock certificates or, in the case of uncertificated shares of Common Stock, the book-entry account that evidences record ownership of such shares, which will contain a notation incorporating the Rights Agreement by reference, and the Rights are transferable with and only with the underlying shares of Common Stock.
Until the Distribution Time, the surrender for transfer of any shares of Common Stock will also constitute the transfer of the Rights associated with those shares. As soon as practicable after the Distribution Time, separate rights certificates will be mailed to holders of record of Common Stock as of the Distribution Time. From and after the Distribution Time, the separate rights certificates alone will represent the Rights.
The Rights are not exercisable until the Distribution Time. Until a Right is exercised, its holder will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.
Separation and Distribution of Rights; Exercisability. Subject to certain exceptions, the Rights become exercisable and trade separately from Common Stock only upon the “Distribution Time,” which occurs upon the earlier of:
•the close of business on the tenth (10th) day after the “Stock Acquisition Date” (which is defined as (a) the first date of public announcement that any person or group has become an “Acquiring Person,” which is defined as a person or group that, together with its affiliates and associates, beneficially owns the Specified Percentage (as defined below) or more of the outstanding shares of Common Stock (with certain exceptions, including those described below) or (b) such other date, as determined by the Board, on which a person or group has become an Acquiring Person) or
•the close of business on the tenth (10th) business day (or such later date as may be determined by the Board prior to such time as any person or group becomes an Acquiring Person) after the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person.
“Specified Percentage” means 20% (twenty percent) when referring to the beneficial ownership of any person that is a passive investor but only for so long as such person is a passive investor and 15% (fifteen percent) when referring to the beneficial ownership of any person that is not a passive investor.
An Acquiring Person does not include:
•the Company or any subsidiary of the Company;
•any officer, director or employee of the Company or any subsidiary of the Company in his or her capacity as such;
•any employee benefit plan of the Company or of any subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of the Company or any subsidiary of the Company; or
•any person or group that, together with its affiliates and associates, as of immediately prior to the first public announcement of the adoption of the Rights Agreement, beneficially owns the Specified Percentage or more of the outstanding shares of Common Stock so long as such person or group continues to beneficially own at least the Specified Percentage of the outstanding shares of Common Stock and does not acquire shares of Common Stock to beneficially own an amount equal to or greater than the greater of the Specified Percentage and the sum of the lowest beneficial ownership of such person or group since the public announcement of the adoption of the Rights Agreement plus one share of Common Stock.
•QXO and its subsidiaries, affiliates and associates, by virtue of (i) their execution of, or entry into, the Agreement and Plan of Merger by and among QXO, Queen MergerCo, Inc. and the Company,

dated as of March 20, 2025 (the “Merger Agreement”), (ii) the execution of, or the entry into, any other contract or instrument in connection with the Merger Agreement, (iii) their acquisition or their right to acquire, beneficial ownership of the Common Stock as a result of the Merger Agreement or (iv) the commencement or consummation of the Offer or the transactions contemplated by the Merger Agreement (the “Merger”).
In addition, the Rights Agreement provides that no person or group will become an Acquiring Person as a result of security purchases or issuances directly from the Company or through an underwritten offering approved by the Board. Also, a person or group will not be an Acquiring Person if the Board determines that such person or group has become an Acquiring Person inadvertently and such person or group as promptly as practicable divests a sufficient number of shares so that such person or group would no longer be an Acquiring Person.
Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.
Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on January 26, 2026 (the “Final Expiration Time”), unless prior to such date stockholder approval has been obtained to extend the term of the Rights, (b) the time at which the Rights are redeemed or exchanged by the Company (as described below), (c) the time at which the Rights are exchanged in accordance with the Rights Agreement, (d) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person, or (e) the effective date of the Merger (the earliest of (a), (b), (c), (d) and (e) being herein referred to as the “Expiration Time”).
Flip-in Event. In the event that any person or group (other than certain exempt persons) becomes an Acquiring Person (a “Flip-in Event”), each holder of a Right (other than such Acquiring Person, any of its affiliates or associates or certain transferees of such Acquiring Person or of any such affiliate or associate, whose Rights automatically become null and void) will have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right.
Flip-over Event. In the event that, at any time following the Stock Acquisition Date, any of the following occurs (each, a “Flip-over Event”):
•the Company consolidates with, or merges with and into, any other entity, and the Company is not the continuing or surviving entity;
•any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving entity and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property; or
•the Company sells or otherwise transfers, in one transaction or a series of related transactions, fifty percent (50%) or more of the Company’s assets, cash flow or earning power, each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.
Preferred Stock Provisions. Each share of Preferred Stock, if issued: (i) will not be redeemable; (ii) will entitle the holder thereof, when, as and if declared, to quarterly dividend payments equal to the greater of $1,000 per share and 1,000 times the amount of all cash dividends plus 1,000 times the amount of non-cash dividends or other distributions paid on one share of Common Stock; (iii) will entitle the holder thereof to receive $1,000 plus accrued and unpaid dividends per share upon liquidation; (iv) will have the same voting power as 1,000 shares of Common Stock and; (v) if shares of Common Stock are exchanged via merger, consolidation or a similar transaction, will entitle the holder thereof to a per share payment equal to the payment made on 1,000 shares of Common Stock.
Anti-dilution Adjustments. The exercise price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:
•in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,
•if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or

•upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least one percent (1%) of the exercise price. No fractional shares of Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.
Redemption; Exchange. At any time prior to the earlier of (i) such time as any person becomes an Acquiring Person or (ii) the Final Expiration Time, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board authorizing any redemption or at a later time as the Board may establish for the effectiveness of the redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.
At any time before any Acquiring Person, together with all of its affiliates and associates, becomes the beneficial owner of fifty percent (50%) or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate, whose Rights will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).
Amendment of the Rights Agreement. The Company and the Rights Agent may from time to time amend or supplement the Rights Agreement without the consent of the holders of the Rights. However, on or after the Stock Acquisition Date, no amendment can materially adversely affect the interests of the holders of the Rights (other than the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate ).